Exhibit 99.1

Technical Communications Corporation Reports Results for the First Fiscal Quarter Ended December 26, 2009

CONCORD, Mass.--(BUSINESS WIRE)--February 5, 2010--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for the fiscal quarter ended December 26, 2009. For the first quarter of the Company’s 2010 fiscal year, the Company reported net income of $2,356,000, or $1.62 per share, on revenue of $4,764,000, as compared to net income of $206,000, or $0.14 per share, on revenue of $1,844,000 for the quarter ended December 27, 2008. Included in net income for each of the quarters ended December 26, 2009 and December 27, 2008 is $(19,000), or ($0.01) per share, respectively, in stock-based compensation expense.

Commenting on corporate performance, Mr. Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, “We are very pleased with the revenue and income performance for this quarter which has been driven by the sizable deliveries on orders from the U.S. Government Foreign Military Sales (FMS) Program received in fiscal 2008. As we have reported previously, TCC has been successful in expanding our presence in the military communications network markets through modification and adaptation of our products to meet emerging customer requirements. These requirements take a substantial amount of time to develop and market but, when successful, provide a path to long term sales. We expect the balance of deliveries on these orders, approximately $600,000, to continue into fiscal 2011. TCC continues to pursue additional equipment orders for newly developed product variants that will further expand the performance of the deployed systems.

Under contracts received through the FMS system, our backlog ($9,000,000 as of December 26, 2009) contains orders for DSD72A-SP Bulk Encryptors destined for Taiwan and DSP9000 Radio Encryption equipment to be deployed in Afghanistan. TCC anticipates making shipments on these contracts largely in fiscal 2010 and early 2011. Shipments in the second quarter of fiscal 2010 are expected to remain strong although somewhat lower than our first quarter, and we expect that shipments over the remainder of the year will slow down as compared to the first half based on the current backlog and delivery requirements.”

Mr. Guild continued, “TCC is in the later stages of development of our next generation of high performance frame sensitive encryptors capable of operating at high efficiency and at speeds of 655mbs, in a wide range of environments and applications. We expect to introduce this product line in late 2010 and anticipate conducting demonstration trials with certain customers. The new encryptor product family will be capable of being tailored to meet unique customer requirements, algorithms, key and device management features and network interfaces, both optical and electrical.”

“TCC and its employees remain committed to providing high quality communications security equipment and service to our world-wide customer base. This commitment allows us to expand our business with both current and new customers as their requirements for communications security grow.”

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC’s security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company’s ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as “anticipates,” “believes,” “expects,” “may,” “plans” and “estimates,” among others, involve known and unknown risks. The Company’s results may differ significantly from the results expressed or implied by such forward-looking statements. The Company’s results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 26, 2009.

Technical Communications Corporation

Condensed consolidated income statements
	Quarter Ended
	(unaudited)
	12/26/2009	12/27/2008

Net sales	$4,764,000	$1,844,000
Gross profit	3,556,000	1,185,000
S, G & A expense	738,000	658,000
Product development costs	527,000	341,000
Operating income	2,291,000	186,000
Income tax benefit	(63,000)	-
Net income	2,356,000	206,000
Net income per share:
Basic	1.62	0.14
Diluted	1.45	0.12

Condensed consolidated balance sheets
	12/26/2009	9/26/2009
	(unaudited)

Cash	$7,447,000	$5,418,000
Accounts receivable, net	97,000	403,000
Inventory	2,021,000	2,415,000
Deferred income taxes	838,000	566,000
Other current assets	121,000	180,000
Total current assets	10,524,000	8,982,000
Property and equipment, net	342,000	340,000
Total assets	10,866,000	9,322,000

Accounts payable	151,000	250,000
Accrued expenses and other current liabilities	1,627,000	2,359,000
Total current liabilities	1,778,000	2,609,000
Total stockholders’ equity	9,088,000	6,713,000
Total liabilities and stockholders’ equity	$10,866,000	$9,322,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com